Exhibit 10.2

GENESIS MICROCHIP INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of March 2, 2007 (the “Effective Date”), by and between Elias Antoun (“Executive”) and Genesis Microchip Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (a) any act of dishonesty or fraud taken by Executive that is in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of Executive or which has a material and detrimental effect on the Company’s reputation or business; (b) Executive’s conviction of, or no contest plea to, a felony; (c) a willful act by Executive which constitutes misconduct and is injurious to the Company; (d) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company; or (e) continued violations by Executive of Executive’s obligations to the Company or written Company policies after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his or her duties.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Disability. “Disability” means that Executive has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Good Reason. “Good Reason” means without Executive’s express written consent (a) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable or greater duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason;” (b) a reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction, other than substantially similar reductions that are also applied to substantially similar employees of the Company; or (c) the imposition of a requirement for the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s current work location.

(e) Termination Date. “Termination Date” will mean the effective date of any notice of termination delivered by one party to the other hereunder pursuant to Section 8(b) or otherwise.

2. Term of Agreement. This Agreement is effective as of the Effective Date and will remain in effect through the second anniversary of the Effective Date, except in the event of a Change in Control during such term, in which case this Agreement will remain in effect through, and automatically terminate upon, the completion of all payments under the terms of this Agreement. No severance benefits will be paid under this Agreement with respect to any termination of employment effective after the date of the Agreement’s termination.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Severance Benefits.

(a) Termination Within Twelve Months Following a Change of Control. If within the twelve (12) month period following a Change of Control, the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for reasons other than Cause, death or Disability or Executive resigns from such employment for Good Reason, then, subject to Executive complying with Section 4(d), Executive will receive the following severance benefits from the Company:

(i) Executive will be entitled to receive a lump sum cash payment equal to (a) one (1) year of Executive’s base salary, as in effect on the Termination Date, and (b) an amount representing Executive’s forgone annual bonus opportunity determined by multiplying 50% of Executive’s annual base salary, as in effect on the Termination Date, by a fraction with a numerator equal to the number of days between the start of the Company’s fiscal year during which the termination occurs and the Termination Date and a denominator equal to 365, with such amounts payable within thirty (30) days following the Termination Date.

(ii) Fifty percent (50%) of Executive’s then outstanding, unvested equity compensation awards will become fully vested and, if applicable, exercisable. The period over which such equity compensation awards may be exercised will be governed by the applicable provisions of the Company’s equity award plans and related equity award agreements.

(iii) The Company will reimburse Executive for the premiums paid for the continued coverage of Executive (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Termination Date until the earlier of (a) twelve (12) months after the Termination Date (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (b) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(b) Termination Apart from a Change of Control. If Executive’s employment with the Company terminates prior to a Change of Control or after twelve (12) months following a Change of Control, then Executive will not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination or pursuant to a written agreement between Executive and the Company.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company will pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon termination and within the period of time mandated by law.

(d) Release and Non-Disparagement Agreement. As a condition to receiving severance benefits pursuant to Section 4(a) of this Agreement, Executive will be required to sign (and any such agreement must become effective) a waiver and release of all claims arising out of his or her employment with the Company and its subsidiaries and affiliates (including termination therefrom) and an agreement not to disparage the Company, its directors, or its executive officers, in a form reasonably satisfactory to the Company.

5. Section 409A.

(a) Amendment. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary or desirable steps in this regard.

(b) Distributions. In the event that the Company determines that Section 409A of the Code, or its regulations and other guidance issued thereunder, would require the delay in the payment of any severance benefits under Section 4(a) to Executive in the event Executive is considered to be a “Specified Employee” (as defined below), the Company will, irrespective of any election to the contrary or any other term of the Agreement, delay the payment of severance benefits until the date which is at least six (6) months after the Termination Date. For the purposes of this Section 5(b), the term “Specified Employee” has the meaning given such term in Section 409A(a)(2)(B)(i) of the Code.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement will be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. In the event of a reduction in benefits hereunder, Executive will be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive will not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing sentence, the terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the Termination Date (which will be not more than 30 days after the giving of such notice). The failure by Executive to provide the notice or to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

9. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

(a) Effect of Any Statutory Benefits. To the extent that any severance benefits are required to be paid to Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 4 hereof will be reduced by such amount.

(b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Integration. This Agreement and any outstanding agreements relating to Executive’s equity awards represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or any restricted stock purchase agreement, provided, that, for clarification purposes, this Agreement will not affect any agreements between the Company and Executive regarding intellectual property matters or confidential information of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	GENESIS MICROCHIP INC.

	By:	/s/ Jeffrey Diamond
	Title:	Chairman of the Board

EXECUTIVE:		/s/ Elias Antoun
Signature

Elias Antoun
Printed Name